Exhibit (a)(1)(i)

FIRST FINANCIAL BANCORP.

Offer to Purchase for Cash

Up to 3,250,000 of its Common Shares At a Purchase Price of Not Greater Than $19.50 Nor Less Than $17.50 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 2, 2005, UNLESS THE TENDER OFFER IS EXTENDED.

First Financial Bancorp., an Ohio corporation (“First Financial,” “we,” “our,” “us,” or the “Company”), is offering to purchase up to 3,250,000 of its common shares, no par value, including the associated preferred share purchase rights (the “Rights”) issued under the Rights Agreement between the Company and First Financial Bank, National Association (formerly known as First National Bank of Southwestern Ohio), dated as of November 23, 1993, as amended, at a price not greater than $19.50 nor less than $17.50 per share, without interest. Our offer is subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the tender offer). Unless the context otherwise requires, all references to shares shall refer to the common shares of the Company and shall include the Rights and, unless the Rights are redeemed prior to the expiration of the offer, a tender of the shares will constitute a tender of the Rights.

On the terms and subject to the conditions of the offer, we will determine a single per share price, not greater than $19.50 nor less than $17.50 per share, net to the seller in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price within the price range specified above that will allow us to buy 3,250,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares acquired in the offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. Only shares tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the offer will be returned at our expense promptly following the expiration of the offer. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 3,250,000 shares pursuant to the offer. See Section 1.

Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Georgeson Shareholder Communications Inc., the Information Agent, at the address and telephone number set forth on the back cover of this Offer to Purchase, and copies will be furnished promptly at our expense. Shareholders who hold shares in “street” name also may contact their local broker, dealer, commercial bank or trust company for assistance concerning the offer.

No person has been authorized to make any recommendation on our behalf as to whether shareholders should tender shares pursuant to the offer. No person has been authorized to give any information or to make any representations in connection with the offer other than those contained in this document or in the related Letter of Transmittal. If given or made, the recommendation and the other information and representations must not be relied upon as having been authorized by us.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our common shares are traded on The Nasdaq National Market under the trading symbol “FFBC”. On Tuesday, November 1, 2005, the last full trading day before the announcement of the tender offer, the last reported sale price of the shares was $18.55 per share. You are urged to obtain current market quotations for the shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE MAKING OF THIS OFFER. YOU, HOWEVER, MUST MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO ANYONE WITH RESPECT TO THIS OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY US TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL THE INFORMATION CONTAINED OR REFERRED TO IN THIS OFFER AND MAKE AN INDEPENDENT JUDGMENT OF WHETHER TENDERING SHARES IS IN YOUR BEST INTEREST. YOU ARE URGED TO CONSULT A TAX ADVISOR CONCERNING ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF A SALE OF SHARES PURSUANT TO THIS OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Tender Offer is:

Stifel, Nicolaus & Company

Incorporated

Offer to Purchase dated November 3, 2005

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the tender offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company of New York, the Depositary for the tender offer;

•	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a participant in the First Financial Bancorp Thrift Plan and Trust and you wish to tender any of your shares held in that plan, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to that plan enclosed with this Offer to Purchase for instructions;

•	if you are a participant in the Dividend Reinvestment and Share Purchase Plan and you wish to tender any of your shares held in that plan, you must follow the instructions and complete the boxes set forth in the Letter of Transmittal and follow procedures outlined in the Letter of Transmittal; or

•	if you are a holder of shares acquired upon the exercise of options, pursuant to the plans, you may only tender shares that you have held for at least one year after the option exercise.

If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date (as defined below) of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, OR SHARES HELD IN THE FIRST FINANCIAL BANCORP. THRIFT PLAN AND TRUST, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES.

If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will effectively be considered available for purchase at the minimum price of $17.50 per share. Also, note that this election could result in your shares being purchased at the minimum price of $17.50 per share.

Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc., the Information Agent for the tender offer, or to Stifel, Nicolaus & Company, Incorporated, the Dealer Manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making this tender offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this tender offer to shareholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER OR THE INFORMATION AGENT.

As used in this document, the term “First Financial,” “Bancorp,” “we,” “our,” and “us” refer to First Financial Bancorp., an Ohio corporation. We refer to our common shares, including the Rights, as the “shares.”

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

We are offering to purchase up to 3,250,000 of our outstanding common shares, no par value, including the associated Rights.

What will the purchase price for the shares be?

We are conducting the tender offer through a procedure commonly called a modified “Dutch Auction”. This procedure allows you to select the price (in increments of $0.25) within a price range specified by us at which you are willing to sell your shares. The price range for this offer is $17.50 to $19.50 per share. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering shareholders, we can purchase 3,250,000 shares, or such lesser number of shares as are properly tendered. All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine. We will determine the purchase price for tendered shares promptly after the tender offer expires.

What will be the form of payment of the purchase price?

If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, for all your shares that we purchase pursuant to the tender offer. We will pay the purchase price promptly after the expiration of the tender offer period. See Sections 1 and 5.

How many shares will First Financial purchase?

We will purchase 3,250,000 shares in the tender offer, or such lesser number of shares as are properly tendered and not withdrawn. The 3,250,000 shares represent approximately 7.58% of our outstanding common shares as of October 28, 2005. If more than 3,250,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which will be purchased on a priority basis. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 1.

We expressly reserve the right, in our sole discretion, to purchase up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1.

What is the purpose of the tender offer?

After evaluating our current business, financial condition, capital spending and working capital needs, and strategic plan, our Board of Directors has determined that a return of capital to shareholders would be desirable and in the best interest of our shareholders. The Board of Directors further determined that this return should be effected by a repurchase of up to 3,250,000 of our shares through a tender offer.

The tender offer is intended to achieve multiple objectives, including demonstrating our confidence in our business, providing value to our continuing shareholders, providing an opportunity for our shareholders who wish to receive cash for all or a portion of their shares to do so efficiently, and establishing a capital structure that is appropriate for our current mix of businesses and our future growth plans.

How will First Financial pay for the shares tendered in the tender offer?

We will use our available cash on hand and borrowings under our existing line of credit to purchase shares tendered in the tender offer and to pay all related expenses. See Section 9 and Section 15.

How long do I have to tender my shares?

You may tender your shares until the tender offer expires. The tender offer will expire on Friday, December 2, 2005, at 5:00 p.m., New York City time, unless we extend the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for accepting the tender offer.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.

How will I be notified if First Financial extends the offer or amends the terms of the tender offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the tender offer?

Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, including:

•	No legal action shall have been threatened, pending or taken that challenges or relates to the tender offer or materially and adversely affects our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impairs the contemplated future conduct of our business or our ability to purchase up to 3,250,000 shares in the tender offer.

•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that could adversely affect our business, condition (financial or otherwise), income, operations or prospects or otherwise materially impairs the contemplated future conduct of our business.

•	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

•	No decrease of more than 15% in the market price for the shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 2, 2005 shall have occurred.

•	No person shall have made a tender or exchange offer for our shares (other than this tender offer), nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business.

•	No person (including certain groups) shall have acquired, or propose to acquire, beneficial ownership of more than 5% of our outstanding common shares other than as publicly disclosed in a filing with the Securities and Exchange Commission (the “Commission”) prior to November 2, 2005. No person or group which has made such a filing prior to November 2, 2005 shall have acquired, or propose to acquire, an additional 1% or more of our outstanding common shares. In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding common shares.

•	No material adverse change in our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, shall have occurred or been threatened.

The tender offer is subject to a number of other conditions described in greater detail in Section 7.

Following the tender offer, will First Financial continue as a public company?

The completion of the tender offer in accordance with its conditions will not cause First Financial to be delisted from the Nasdaq National Market or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 2.

How do I tender my shares?

To tender your shares, prior to 5:00 p.m., New York City time, on Friday, December 2, 2005, unless the offer is extended:

•	you must deliver your share certificate(s) (unless you plan to cause the shares to be delivered by book entry transfer to the Depositary’s account at the Depository Trust Company or you deliver shares through the First Financial Bancorp. Thrift Plan and Trust or the First Financial Bancorp. Dividend Reinvestment and Share Purchase Plan) and a properly completed and duly executed Letter of Transmittal to Computershare Trust Company of New York, the Depositary, at the address appearing on the back cover page of this Offer to Purchase;

•	the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or an agent’s message, in the case of a book-entry transfer; or

•	you must comply with the guaranteed delivery procedure outlined in Section 3.

If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will effectively be considered available for purchase at the minimum price of $17.50 per share. Also, note that this election could result in your shares being purchased at the minimum price of $17.50 per share. You may also contact the Information Agent or the Dealer Manager or your broker for assistance. See Section 1, Section 3 and the instructions to the Letter of Transmittal.

If you hold shares acquired upon exercise of options, you may only tender the shares that you have held for at least one year after the option exercise. See Instruction 14 of the Letter of Transmittal.

How do participants in the First Financial Bancorp. Thrift Plan and Trust (“Thrift Plan”) participate in the tender offer?

Participants in our Thrift Plan may not use the Letter of Transmittal to direct the tender of their shares in that plan but instead must follow the separate Instructions related to those shares. If you are a participant in our

Thrift Plan and wish to have the trustee of the plan tender some or all shares held in the plan, you must complete, execute and return to the trustee the separate election form included in the notice sent to participants. Participants are urged to read the separate election form and related materials carefully. See Section 3.

How do participants in the First Financial Bancorp. Dividend Reinvestment and Share Purchase Plan (“DRIP”) participate in the tender offer?

If you are a participant in our DRIP and wish to tender some or all of the shares held in the plan, you must follow the instructions and complete the boxes set forth in the Letter of Transmittal and follow the procedures outlined in the Letter of Transmittal. You must tender your shares and submit the Letter of Transmittal in accordance with the procedures outlined therein at any time before 3:00 p.m., New York City time, Tuesday, November 29, 2005, which is three days prior to the expiration of the tender offer, which will be 5:00 p.m. Friday, December 2, 2005. See Instruction 15 of the Letter of Transmittal.

Can I change my mind after I have tendered shares in the tender offer?

Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer, which will occur at 5:00 p.m., New York City time, on Friday, December 2, 2005, unless we extend it. You may withdraw any shares held in the Thrift Plan or DRIP you have tendered at any time before three days prior to the expiration of the tender offer, which will be 5:00 p.m., New York City time, Friday, December 2, 2005, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 5:00 p.m., New York City time, on Monday, January 2, 2006. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. Participants in the Thrift Plan or DRIP who wish to withdraw their shares must follow the instructions found in “Letter from the Thrift Plan Administrative Committee” sent to them separately or the Letter of Transmittal, respectively. See Section 4.

In what order will you purchase the tendered shares?

We will purchase shares:

•	first, from all shareholders of “odd lots” (persons who own less than 100 shares) who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration of the tender offer;

•	second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other shareholders who properly tender shares at or below the purchase price selected by us and do not properly withdraw them before the expiration of the tender offer; and

•	third, only if necessary to permit us to purchase 3,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer. See Section 6.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

Has First Financial or its Board of Directors adopted a position on the tender offer?

Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Will First Financial’s directors and officers tender shares in the tender offer?

Our directors and executive officers have advised us that they will not tender any shares in the tender offer. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?

Shareholders who choose not to tender will own a greater percentage interest in our outstanding common shares following the consummation of the tender offer.

When and how will First Financial pay for the shares I tender?

We will pay the purchase price, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the tender offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

How are dividends treated on tendered shares?

Until we close the Offer to Purchase and accept tendered shares, shareholders will be entitled to any dividends declared and having a record date prior to the Expiration Date (presently December 2, 2005). On November 2, 2005, we announced that our Board of Directors declared a $0.16 per share cash dividend to shareholders of record on December 1, 2005. The dividend will be paid on January 2, 2006. Therefore, because we will not complete the tender offer any earlier than December 2, 2005, both shareholders who tender and shareholders who do not tender their shares will be entitled to the $0.16 per share cash dividend, provided, that such shareholders own the shares on December 1, 2005. However, after the purchase of your shares at the close of the offer, you will not be entitled to receive other future dividends.

What is the recent market price for the shares?

On November 1, 2005, the last full trading day before announcement of the tender offer, the last reported sale price per share on the Nasdaq National Market was $18.55 per share. Also, on November 1, 2005, a portion of the price range for the offer was below the current market price for the shares. See Section 8 for recent market prices for the shares. You are urged to obtain current market quotations for the shares.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares or hold your shares through the First Financial Bancorp Thrift Plan and Trust and the First Financial Bancorp Dividend Reinvestment and Share Purchase Plan and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, bank or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See Section 5.

What are the United States federal income tax consequences if I tender my shares?

The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend. See Section 13.

Will I have to pay stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the Offer to Purchase, please contact Georgeson Shareholder Communications Inc., the Information Agent, at (800) 645-3320, or Stifel, Nicolaus & Company, Incorporated, the Dealer Manager at (314) 342-4054. Participants in the Thrift Plan who have questions relating to the plan should contact the relevant party set forth in the documentation relating to that plan sent to plan participants. Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover page of this document.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the documents incorporated by reference and the documents to which we refer you contain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. Words such as “estimate”, “project”, “plan”, “believe”, “expect”, “anticipate”, “intend”, “planned”, “potential” and similar expressions may identify forward-looking statements. These forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, our future performance and results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results:

•	the timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control;

•	material adverse changes in economic conditions in the markets of our company;

•	the potential impact of national and international security concerns on the banking environment, including any possible military action, terrorist attacks or other hostilities;

•	future regulatory actions;

•	our ability to implement our strategic and operational initiatives;

•	the impact of competition;

•	the demand for financial services in our area;

•	changes in interest rates;

•	risks related to consumer acceptance of our products and our ability to develop new products;

•	the ability to retain, hire and train key personnel; and

•	other risks and uncertainty inherent in the banking and financial services businesses;

You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference.

In addition, please refer to our Annual Report on Form 10-K for the year ended December 31, 2004, as well as our other filings with the United States Securities and Exchange Commission (the “Commission”), for a more detailed discussion of these risks and uncertainties and other factors.

INTRODUCTION

To the Holders of our Common Shares

We invite our shareholders to tender shares of our common shares, no par value, including the related Rights, for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, we are offering to purchase up to 3,250,000 shares at a price not greater than $19.50 nor less than $17.50 per share, without interest.

The tender offer will expire at 5:00 p.m., New York City time, on Friday, December 2, 2005, unless extended (such date and time, as the same may be extended, the “Expiration Date”). We may, in our sole discretion, extend the period of time in which the offer will remain open.

We will select the lowest purchase price that will allow us to buy 3,250,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the tender offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer. See Section 1.

Our intent is to purchase up to 3,250,000 of our shares in the tender offer. We expressly reserve the right, in our sole discretion, to purchase up to an additional 2% of our outstanding shares without extending the tender offer. Such a purchase of additional shares will not require us to extend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1.

Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to properly tender shares.

Tendering shareholders will not be obligated to pay brokerage commissions or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the tender offer.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2.

Our directors and executive officers have advised us that they will not tender any of their shares in the Offer to Purchase. As a result, the Offer to Purchase will increase the proportional holdings of our directors and executive officers. However, during the pendency of the Offer to Purchase and after termination of the Offer to Purchase, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions including through one or more prearranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our shareholders in the Offer to Purchase. See Section 11.

If, at the Expiration Date, more than 3,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

•	first, from all holders of “odd lots” (holders of less than 100 shares) who properly tender all their shares at or below the purchase price selected by us;

•	second, on a pro rata basis from all other shareholders who properly tender shares at or below the purchase price selected by us, other than shareholders who tender conditionally and whose conditions are not satisfied; and

•	third, only if necessary to permit us to purchase 3,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) at or below the purchase price by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares.

Therefore, we may not purchase all of the shares tendered pursuant to the tender offer even if the shares are tendered at or below the purchase price. See Section 1, Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

We will pay the purchase price, without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 9 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding of 28% of the gross proceeds paid to the United States holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 regarding certain federal income tax consequences of the tender offer.

We will pay the fees and expenses incurred in connection with the offer by Stifel, Nicolaus & Company, Incorporated, the Dealer Manager for this Offer, Computershare Trust Company of New York, the Depositary for this offer, and Georgeson Shareholder Communications Inc., the Information Agent for this offer. See Section 15.

Participants in our Thrift Plan may not use the Letter of Transmittal to direct the tender of their shares in that plan but instead must follow the separate Instructions related to those shares. Shareholders who are participants in our Thrift Plan may instruct the trustee as set forth in the “Letter from Thrift Plan Administrative Committee” to tender some or all of the shares attributed to the participant’s account. If the trustee for the plan has not received a participant’s instructions at least three days prior to the Expiration Date of the tender offer, the trustee or agent may not tender any shares held on behalf of that participant.

Shareholders who are participants in the Dividend Reinvestment and Share Purchase Plan (“DRIP”) may tender some or all of the shares attributed to such shareholder’s account in the DRIP by following the instructions and completing the boxes set forth in the Letter of Transmittal and following the procedures set forth in the Letter of Transmittal. If the Depositary has not received a participant’s Letter of Transmittal at least three days prior to the Expiration Date of the tender offer, the DRIP administrator may not be able to tender shares on behalf of that participant.

In addition, pursuant to the plans, holders of shares acquired upon the exercise of options outstanding under the 1991 Stock Incentive Plan, 1999 Stock Option Plan for Non-Employee Directors, and the 1999 Stock Incentive Plan for Officers and Employees (as amended and restated), (collectively, the “Stock Incentive Plans”) may only tender some or all of the shares that you have held for at least one year after an option exercise.

Shareholders who are participants in employee benefit plans not affiliated with us that hold common shares of First Financial may tender some or all of such shares as provided herein generally, subject to the provisions of such plans.

As of October 28, 2005, we had issued and outstanding 42,861,608 shares. The 3,250,000 shares that we are offering to purchase represent approximately 7.58% of the shares then outstanding. The shares are listed and traded on the Nasdaq National Market under the trading symbol “FFBC”. On November 1, 2005, the last full day of trading prior to announcement of the tender offer, the last reported sale price of the shares on the Nasdaq National Market was $18.55 per share. See Section 8. Shareholders are urged to obtain current market quotations for the shares.

THE TENDER OFFER

Section 1. Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the tender offer, we will purchase 3,250,000 of our common shares, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the tender offer at prices not greater than $19.50 nor less than $17.50 per share, without interest.

See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We expressly reserve the right, in our sole discretion, to purchase up to an additional 2% of our outstanding shares without extending the tender offer. Such a purchase of additional shares will not require us to extend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements.

If the tender offer is over-subscribed as described below, shares tendered at or below the purchase price will be subject to proration. The proration period and, except as described herein, withdrawal rights expire on the Expiration Date.

If we

•	increase the price to be paid for shares above $19.50 per share or decrease the price to be paid for shares below $17.50 per share,

•	increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or

•	decrease the number of shares being sought, and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through Midnight, New York City time.

THE TENDER OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not greater than $19.50 nor less than $17.50 per share, at which they are willing to sell their shares to us in the tender offer. Alternatively, shareholders desiring to tender shares can choose to not specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered in the tender offer, which could result in the tendering shareholder receiving a price per share as low as $17.50. If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will effectively be considered available for purchase at the minimum price of $17.50 per share. Also, note that this election could result in the tendered shares being purchased at the minimum price of $17.50 per share.

Promptly following the Expiration Date, we will, in our sole discretion, determine the purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. Once the purchase price has been determined, we intend to promptly disclose such price in a manner reasonably calculated to inform security holders of this information, which will include a press release through PR Newswire or another comparable service and a filing on Form 8-K of such information. We will select the lowest purchase price, not greater than $19.50 nor less than $17.50 per share, without interest, that will enable us to purchase 3,250,000 shares, or such lesser number of shares as are properly tendered, pursuant to the tender offer. Shares properly tendered pursuant to the tender offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including the proration provisions.

All shares tendered and not purchased pursuant to the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration and conditional tender provisions, will be returned to the tendering shareholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made at our expense promptly following the Expiration Date. By following the instructions to the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event that a shareholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Date is less than or equal to 3,250,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if more than 3,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn, we will purchase properly tendered shares on the basis set forth below:

•	first, we will purchase all shares tendered by all holders of “odd lots” (as defined below) who:

(1) tender all shares owned beneficially or of record at a price at or below the purchase price selected by us (partial tenders will not qualify for this preference); and

(2) complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price selected by us on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	third, only if necessary to permit us to purchase 3,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, all of the shares that a shareholder tenders in the tender offer may not be purchased even if they are tendered at prices at or below the purchase price. It is also possible that none of the shares conditionally tendered will be purchased even though those shares were tendered at prices at or below the purchase price.

Odd Lots. The term “odd lots” means all shares tendered at prices at or below the purchase price selected by us by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lots holder must tender all shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of the shareholder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more shares even if these holders have separate accounts or certificates representing fewer than 100 shares.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders at or below the purchase price. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until five to seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that we will purchase from a shareholder pursuant to the tender offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Section 2. Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer. We are making this offer because our Board of Directors believes that the purchase of shares is an attractive use of a portion of our available capital and is consistent with our long-term goal of increasing shareholder value. We believe we have adequate sources of capital to complete the share repurchase and pursue business opportunities.

The tender offer is intended to achieve a number of objectives, including the following:

•	Demonstrate confidence in our business. We are optimistic about the prospects for our business and are pursuing a number of initiatives that we believe will result in significant growth and efficiencies. We believe this capital restructuring is a demonstration of that confidence.

•	Provide value for continuing shareholders. Shareholders who wish to achieve a greater percentage ownership in the enterprise will be able to do so by not tendering their shares and thus will have a greater stake in our future results, opportunities and risks.

•	Provide value to shareholders who wish to sell. A significant repurchase is an efficient way to return value to shareholders who wish to receive cash for all or a portion of their shares.

•	Potential Odd Lot savings. Any odd lot holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions for their sale of shares directly to us, but also will avoid any applicable odd lot discounts payable on sales of odd lots.

•	Potential cost savings. To the extent the purchase of shares in the offer results in a reduction in the number of shareholders of record, the costs to us for services to shareholders will be reduced.

•	Establish a more appropriate capital structure. We believe our capital plan and the tender offer create an appropriate capital structure for our current mix of businesses. For a discussion of the pro forma effect of the tender offer on our capital ratios, see “Unaudited Pro Forma Financial Information—Pro Forma Capital Ratios.”

•	Maintain financial flexibility and a strong balance sheet. Conservative financial management has been and continues to be a paramount objective of our management and Board of Directors. We believe that, after giving effect to the self-tender, our remaining cash on hand, cash flow from operations and borrowing capacity should be adequate to meet our operational needs, including funding internal growth initiatives and pursuing acquisitions and other opportunities that might arise.

This tender offer is consistent with our history of returning capital as a means of increasing shareholder value. On January 25, 2000 we announced a stock purchase plan whereby we would purchase up to 7,507,500 of our common shares. Furthermore, on February 25, 2003, we announced a similar plan whereby we would purchase up to an additional 2,243,715 shares. Effective November 2, 2005, we suspended the programs until at least 10 days following the termination of this Offer to Purchase.

During 2004, we repurchased a total of 358,999 shares at an average price of $17.48 per share. During 2005 (up to and including November 1, 2005), we repurchased a total of 892,000 shares at an average price of $18.11 per share.

Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal. Our directors and executive officers have advised us that they will not tender any of their shares in the tender offer. See Section 11.

Certain Effects of the Tender Offer. The offer will result in a decrease in the amount of the cash and investments we hold. However, we expect that the decreased capital will continue to be considered adequate as measured by government regulations for a “well capitalized” financial institution. We also expect that our cash flow derived from dividends from First Financial Bank, N.A. and our access to other sources of capital, will be adequate to service our debt obligations and to fund our operations for the foreseeable future. Our expectations in these regards are forward-looking statements, and our actual experience may differ significantly from our expectations. Therefore, we cannot assure you that our action in utilizing a significant portion of our capital in this manner will not adversely affect our ability to operate profitably or absorb possible losses in future periods or to continue our stock repurchase program after the conclusion of the offer. Future events may adversely and materially affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. For a discussion of factors that could cause our expectations regarding profitability, cash flow, and capital resources to be affected, see “Forward-Looking Statements” on page 7 of this Offer to Purchase and the documents referred to in that discussion.

The tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. As of October 28, 2005, we had issued and outstanding 42,861,608 shares. The 3,250,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 7.58% of the shares outstanding as of that date. Shareholders may be able to sell non-tendered shares in the future on the Nasdaq National Market or otherwise, at a net price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such shares in the future.

Based on the published guidelines of the Nasdaq National Market and the conditions of the tender offer, our purchase of 3,250,000 shares pursuant to the tender offer will not result in delisting of the remaining shares on the Nasdaq National Market. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon our having determined that the consummation of the tender offer will not cause the shares to be delisted from the Nasdaq National Market or eligible for deregistration under the Exchange Act.

Upon the completion of the tender offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in the Company. In particular, the tender offer would increase the proportional holdings of certain significant shareholders and of our directors and executive officers who have determined not to tender any of their shares in the tender offer.

Shares we acquire pursuant to the offer will be placed in our treasury. These shares will be available for us to issue without further shareholder action, except as required by applicable law, or the rules of the Nasdaq National Market or any other securities exchange on which the shares are listed, for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit plans. We have no current plans for reissuance of the shares repurchased pursuant to the offer.

We may, in the future, decide to purchase shares. Any such purchases may be on the same terms as, or on terms which are more or less favorable to shareholders than, the terms of the tender offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the Expiration Date.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the repurchase of shares pursuant to the tender offer, the shares will continue to be margin securities for purposes of the Federal Reserve Board’s margin regulations.

The tender offer is an element of our overall plan to return approximately $63,375,000 of capital to our shareholders. If we are unable to purchase $63,375,000 of shares in the tender offer, we will consider, in our sole discretion, various other options for the cash, including, among other things, additional share repurchases.

Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•	any material change in our present dividend rate or policy, our indebtedness or our capitalization;

•	any change in our present board of directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be quoted on the Nasdaq National Market;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of additional securities of us, or the disposition of our securities other than purchases pursuant to outstanding options to purchase shares and outstanding restricted stock equivalent awards granted to certain employees (including directors and officers); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing shareholder value, we have regularly considered alternatives to enhance shareholder value, including open-market repurchases of our shares, modifications of our dividend policy, strategic acquisitions and business combinations, and changes in our Board of Directors or management composition, and we intend to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase and our consideration of changes in personnel, including executive officers, reorganization of our credit/risk management function, as of the date hereof, no agreements, understandings or decisions have been reached, and there can be no assurance that we will decide to undertake any such alternatives.

Section 3. Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered properly pursuant to the tender offer:

•	the certificates for the shares, or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, in each case by the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility, as defined below), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH SHAREHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST EITHER (1) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED “SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE TENDER OFFER” OR (2) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED “SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER” INDICATING THE PRICE (IN INCREMENTS OF $0.25) AT WHICH SHARES ARE BEING TENDERED.

If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will effectively be considered available for purchase at the minimum price of $17.50 per share. Also, note that this election could result in the tendered shares being purchased at the minimum price of $17.50 per share. A shareholder who wishes to indicate a specific price (in increments of $0.25) at which such shareholder’s shares are being tendered must check a box under the section captioned “Shares Tendered at Price Determined by Shareholder.” Tendering shareholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the shareholder is higher than the purchase price we eventually select after the Expiration Date. A shareholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares may not be tendered at more than one price unless such shares are previously withdrawn according to the terms of the tender offer.

A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE APPROPRIATE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED “SHARES TENDERED AT PRICE DETERMINED BY THE TENDER OFFER” OR ONE OF THE BOXES IN THE SECTION CAPTIONED “SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER” IS CHECKED. SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS AND BANKS ARE URGED TO CONSULT THEIR BROKERS AND BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares at The Depository Trust Company (referred to as the “Book-Entry Transfer Facility”) for purposes of the tender offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” on the Letter of Transmittal or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 8 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery. If a shareholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such shareholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the Expiration Date; and

•	the certificates for such shares (or a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Thrift Plan. Participants in our Thrift Plan who wish to have the trustee of the plan tender some or all shares held in the plan, must complete, execute and return to the trustee the tender election form included in the notice sent to participants. See “Proper Tender of Shares” above. Participants in the Thrift Plan may not use the Letter of Transmittal to direct the tender of the shares, but must use the separate election form sent to them. Participants in the plan are urged to read the separate election form and related materials carefully.

The trustee of our Thrift Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the plan elects to tender shares at a price that is lower than the closing price of our common shares on the Nasdaq National Market on the Expiration Date, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common shares on the Nasdaq National Market on the Expiration Date. This could result in such shares not being purchased in the offer.

Dividend Reinvestment Plan. Shareholders who are participants in the DRIP who wish to tender some or all of the shares attributable to their accounts must follow the instructions and complete the boxes set forth in the Letter of Transmittal and follow the procedures outlined therein. Shares credited to your account under the DRIP will be tendered by the Registrar and Transfer Company, as administrator of the DRIP, according to the instructions provided in the appropriate places in the Letter of Transmittal. See Instruction 15 of the Letter of Transmittal.

Other Benefit Plans. Shareholders who are participants in employee benefit plans not affiliated with us that hold First Financial common shares may tender some or all of such shares as provided herein generally, subject to the provisions of such plans. To the extent required under any such plan, we expect that participants will receive separate instructions from the administrators of those plans to be followed in connection with any tender.

Federal Income Tax Withholding. Under the federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual’s exempt status. Such statements can be obtained from the Depositary. See Instruction 11 of the Letter of Transmittal.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

Gross proceeds payable pursuant to the tender offer to a foreign shareholder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state within the United States, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax if such shareholder meets the “complete redemption”, “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and the Company withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed statement claiming such an exemption or reduction. Such statements can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly executed statement claiming such exemption. Such statements can be obtained from the Depositary. See Instruction 11 of the Letter of Transmittal. Foreign shareholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Tender Constitutes An Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering shareholder and us upon the terms and subject to the conditions of the tender offer, as well as the tendering shareholder’s representation and warranty to us that (1) the shareholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of

Rule 14e-4 promulgated by the Commission under the Exchange Act and (2) the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the purchase price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of particular shares, and our interpretation of the terms of the tender offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Lost or Destroyed Certificates. Shareholders whose certificate or certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact Registrar and Transfer Company as Transfer Agent for our shares, at 10 Commerce Drive, Cranford, New Jersey 07016, phone number (800) 368-5948, for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificate may be subsequently recirculated. Shareholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Section 4. Withdrawal Rights.

Except as otherwise provided in connection with Thrift Plan or DRIP plan participants, tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 5:00 p.m., New York City time, on Monday, January 2, 2006 unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a written, or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•	must specify the name of the person who tendered the shares to be withdrawn and the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

A shareholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not validly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, and such determination will be binding on all shareholders. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Participants in our Thrift Plan who wish to have the trustee of the plan withdraw previously tendered shares held in the plan must follow the procedures set in the “Letter from the Thrift Plan Administrative Committee” to all participants in the Thrift Plan.

Participants in our DRIP who wish to have the administrator of the plan withdraw previously tendered shares held in the plan must follow the procedures set forth in this Section 4 and the Letter of Transmittal.

Section 5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we (1) will determine the purchase price we will pay for shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and (2) will accept for payment and pay for, and thereby purchase, up to 3,250,000 shares properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Date.

For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five to seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration, will be returned to the tendering shareholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 9 of the Letter of Transmittal.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

Section 6. Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each shareholder to consult with his or her own financial or tax advisors.

After the Expiration Date, if more than 3,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares to be purchased to fall below 3,250,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Section 7. Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after November 3, 2005 (or such earlier date as may be specified in the relevant condition) and before the Expiration Date any of the following events shall have occurred or are determined by us to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair our ability to purchase up to 3,250,000 shares in the tender offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries;

(3) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof or (vi) any decrease of more than 15% in the market price for the shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 2, 2005;

(4) a tender offer or exchange offer for any or all of our shares (other than this tender offer) shall have been commenced, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

(5) (i) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before November 2, 2005), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before November 2, 2005 shall have acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares or (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding shares (options for and other rights to acquire shares which are acquired or proposed to be acquired being deemed for purposes of this clause (5) to be immediately exercisable or convertible);

(6) any change shall have occurred or been threatened in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or our subsidiaries, taken as a whole, that, in our judgment, is or may reasonably likely be material and adverse to us or our subsidiaries; or

(7) we determine that there is a reasonable likelihood that either (i) the shares would be held of record by less than 300 persons, or (ii) the completion of the tender offer and the purchase of the shares may otherwise cause the shares to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

Section 8. Price Range of Shares; Dividends.

The shares are listed and traded on the Nasdaq National Market under the trading symbol “FFBC”. The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the Nasdaq National Market, and dividends paid per share.

	High	Low	Dividends
Fiscal 2003:
First Quarter	$17.50	$15.10	$0.15
Second Quarter	17.30	14.88	0.15
Third Quarter	16.75	14.58	0.15
Fourth Quarter	17.07	14.75	0.15
Fiscal 2004:
First Quarter	$19.19	$16.05	$0.15
Second Quarter	18.70	15.54	0.15
Third Quarter	18.96	16.62	0.15
Fourth Quarter	18.00	16.64	0.15
Fiscal 2005:
First Quarter	$19.27	$16.60	$0.16
Second Quarter	19.00	16.79	0.16
Third Quarter	20.28	16.88	0.16
Fourth Quarter (through November 1, 2005)	18.92	17.30	0.16

On November 1, 2005, the last trading day before the date of announcement of the tender offer, the last reported sale price of the shares on the Nasdaq National Market was $18.55 per share. This price is above a portion of the price range for the offer. We urge shareholders to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

Until we close the Offer to Purchase and accept tendered shares, shareholders will be entitled to any dividends declared and having a record date prior to the Expiration Date (presently December 2, 2005). On November 2, 2005, we announced that our Board of Directors declared a $0.16 per share cash dividend to shareholders of record on December 1, 2005. The dividend will be paid on January 2, 2006. Therefore, because we will not complete the tender offer any earlier than December 2, 2005, both shareholders who tender and shareholders who do not tender their shares will be entitled to the $0.16 per share cash dividend, provided, that such shareholders own the shares on December 1, 2005. However, after the purchase of your shares at the close of the offer, you will not be entitled to receive other dividends.

The tender offer is an element of our plan to return approximately $63,375,000 of capital to our shareholders. If we are unable to purchase $63,375,000 of shares in the tender offer, we will consider alternative methods of returning capital to our shareholders. If you participate in the tender offer, you will not be entitled to receive future distributions with respect to any shares we purchase.

Section 9. Source and Amount of Funds.

Assuming that 3,250,000 shares are purchased in the Offer to Purchase at a price between $17.50 and $19.50 per share, the aggregate purchase price will be between approximately $56,875,000 and $63,375,000. We expect that expenses for the offer will be approximately $175,000, including expenses related to any borrowings to finance the purchase of the shares in the Offer to Purchase. We intend to pay our expenses of the Offer to Purchase from cash on hand.

We anticipate that we will pay for the shares tendered in the Offer to Purchase from cash on hand of $20,000,000 with the remainder being amounts borrowed under the Company’s $50 million revolving line of credit agreement which is described below.

On September 9, 2005, we entered into a revolving line of credit with certain lenders, with SunTrust Bank as Administrative agent. The line of credit bears interest at a rate of the effective federal funds rate plus 0.75% per annum during any period when the outstanding principal amount is less that 50% of the Credit Facility and 0.875% per annum during any period when the outstanding principal amount is greater than or equal to 50% of the Credit Facility. The credit facility provides for a maximum borrowing of $50 million and expires on September 8, 2006. Interest is paid monthly, with principal payable at maturity on September 8, 2006 if not paid earlier by us. The loan is not collateralized.

We anticipate that we will repay the borrowings from future working capital amounts and dividends received from our subsidiaries subject to any regulatory limitation thereon.

Section 10. Certain Information Concerning Us.

General. We are a bank holding company headquartered in Hamilton, Ohio. We engage in the business of commercial banking and other banking and banking-related activities through our wholly owned subsidiary institutions. The range of banking services provided by First Financial’s subsidiary to their customers includes commercial lending, real estate lending, consumer credit, credit card and other personal loan financing. In addition, First Financial Bank, N.A, our financial institution, offers deposit services that include interest-bearing and non-interest-bearing deposit accounts and time deposits. A full range of trust and asset management services is provided by First Financial Bank, N.A. We offer insurance services through First Financial Insurance.

Recent Developments. On November 2, 2005, we issued a press release disclosing our financial results for the three and nine months ended September 30, 2005 and filed our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. At that time we also announced the adoption of our capital plan and a fourth quarter dividend. We believe our long-term capital plan, starting with this Offer to Purchase, will enhance shareholder value while maintaining our strong capital position and preserving financial flexibility. For a discussion of the pro forma effect of the Offer to Purchase on our capital ratios, see “Unaudited Pro Forma Financial Information—Pro Forma Capital Ratios.”

Also on November 2, 2005, we issued a press release announcing the declaration by our Board of Directors of a $0.16 per share quarterly cash dividend. The dividend is payable on January 2, 2006 to shareholders of record on December 1, 2005. Because shares tendered under the offer will be outstanding as of the record date for this cash dividend, shareholders who tender shares under the offer will receive this dividend, regardless of whether or not we purchase some or all of their shares pursuant to this offer.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information of the Company for the fiscal year ended December 31, 2004 and the nine months ended September 30, 2005 shows the effects of the purchase of 3,250,000 shares pursuant to the Offer to Purchase. The pro forma financial information should be used in conjunction with the December 31, 2004 financial statements and related notes contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the September 30, 2005 unaudited financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. The pro forma financial information does not purport to be indicative of the results that would actually have been attained had the purchase of the shares been completed at the dates indicated or that may be attained in the future.

		Pro Forma
	Historical	September 30, 2005
	September 30, 2005	$17.50 per share	$19.50 per share
Balance sheet data:
ASSETS
Cash and due from banks	$156,446	$155,203	$155,050
Securities and other interest earning assets	667,413	647,413	647,413
Net loans	2,689,781	2,689,781	2,689,781
Other assets	227,651	227,651	227,651

Total assets	$3,741,291	$3,720,048	$3,719,895

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$2,929,739	$2,929,739	$2,929,739
Borrowings	406,863	443,738	450,238
Other liabilities	35,541	35,541	35,541

Total liabilities	3,372,143	3,409,018	3,415,518

Shareholders’ equity
Common stock	395,039	395,039	395,039
Retained earnings	79,375	78,132	77,979
Accumulated comprehensive income	(6,695)	(6,695)	(6,695)
Restricted Stock Awards	(3,077)	(3,077)	(3,077)
Treasury Stock, at cost	(95,494)	(152,369)	(158,869)

Total shareholders’ equity	369,148	311,030	304,377

Total liabilities and shareholders’ equity	$3,741,291	$3,720,048	$3,719,895

Shares outstanding	42,978,981	39,728,981	39,728,981

	Historical		Pro Forma
	Nine months ended September 30,		Nine months ended September 30, 2005
	2005	2004	$17.50 per share	$19.50 per share
Income Statement Data:
Total interest income	$149,871	$147,178	$149,301	$149,301
Total interest expense	48,843	41,507	50,185	50,421

Net interest income	101,028	105,671	99,116	98,880
Provision for loan losses	2,556	6,565	2,556	2,556

Net interest income after provision for loan losses	98,472	99,106	96,560	96,324
Total noninterest income	43,883	45,071	43,883	43,883
Total noninterest expenses	101,477	99,058	101,477	101,477

Income from continuing operations before income taxes	40,878	45,119	38,966	38,730
Income tax expense	12,904	14,399	12,235	12,152

Income from continuing operations	27,974	30,720	26,731	26,578
Discontinued operations
Other operating income	583	585	583	583
Gain on discontinued operations	10,366	0	10,366	10,366

Income from discontinued operations before income taxes	10,949	585	10,949	10,949
Income tax expense	3,824	196	3,824	3,824

Income from discontinued operations	7,125	389	7,125	7,125

Net earnings	$35,099	$31,109	$33,856	$33,703

Selected Financial Ratios:
Earnings per share from continuing operations:
Basic	$0.64	$0.70	$0.67	$0.66

Diluted	$0.64	$0.70	$0.66	$0.66

Earnings per share from discontinued operations:
Basic	$0.16	$0.01	$0.18	$0.18

Diluted	$0.16	$0.01	$0.18	$0.18

Earnings per share:
Basic	$0.81	$0.71	$0.84	$0.84

Diluted	$0.81	$0.71	$0.84	$0.84

Average basic shares outstanding	43,422,516	43,855,706	40,172,516	40,172,516

Average diluted shares outstanding	43,503,393	43,920,027	40,253,393	40,253,393

Return on average equity—annualized	12.71%	11.37%	14.55%	14.80%

Book value per share	$8.59	$8.50	$7.83	$7.66

(1)	The pro forma financial information reflects the repurchase of 3,250,000 shares at $17.50 and $19.50 per share.
(2)	The balance sheet and income statement data gives effect to the purchase of shares as of the balance sheet date.

(3)	The funds used to purchase shares included existing federal funds sold of $20,000,000 with the remainder being proceeds from borrowings. The pro forma assumes a November 2, 2005 spot federal funds rate of 3.81% for the federal funds sold and a November 1, 2005 effective federal funds rate plus a spread equal to 4.865% for the borrowings. An incremental tax rate of 35% was assumed.
(4)	The costs expected to be incurred with this offer are anticipated to be immaterial. Therefore, no effect has been given in the pro forma.

		Pro Forma
	Historical	December 31, 2004
	December 31, 2004	$17.50 per share	$19.50 per share
Balance sheet data:
ASSETS
Cash and due from banks	$152,437	$150,755	$150,550
Securities and other interest earning assets	680,482	670,482	670,482
Net loans	2,762,961	2,762,961	2,762,961
Other assets	320,791	320,791	320,791

Total assets	$3,916,671	$3,904,989	$3,904,784

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$2,905,865	$2,905,865	$2,905,865
Borrowings	509,480	556,355	562,855
Other liabilities	129,871	129,871	129,871

Total liabilities	3,545,216	3,592,091	3,598,591

Shareholders’ equity
Common stock	395,521	395,521	395,521
Retained earnings	65,095	63,413	63,208
Accumulated comprehensive income	(3,123)	(3,123)	(3,123)
Restricted Stock Awards	(3,073)	(3,073)	(3,073)
Treasury Stock, at cost	(82,965)	(139,840)	(146,340)

Total shareholders’ equity	371,455	312,898	306,193

Total liabilities and shareholders’ equity	$3,916,671	$3,904,989	$3,904,784

Shares outstanding	43,677,236	40,427,236	40,427,236

	Historical		Pro Forma
	Twelve months ended December 31,		Twelve months ended December 31,
	2004	2003	$17.50 per share	$19.50 per share
Income Statement Data:
Total interest income	$196,472	$200,686	$196,091	$196,091
Total interest expense	56,290	60,007	58,496	58,812

Net interest income	140,182	140,679	137,595	137,279
Provision for loan losses	5,977	18,287	5,977	5,977

Net interest income after provision for loan losses	134,205	122,392	131,618	131,302
Total noninterest income	59,646	61,756	59,646	59,646
Total noninterest expenses	133,455	130,319	133,455	133,455

Income from continuing operations before income taxes	60,396	53,829	57,809	57,493
Income tax expense	19,295	16,889	18,390	18,279

Income from continuing operations	41,101	36,940	39,419	39,214
Discontinued operations
Other operating income	(21)	1,527	(21)	(21)
Gain on discontinued operations	0	0	0	0

Income from discontinued operations before income taxes	(21)	1,527	(21)	(21)
Income tax expense	(38)	561	(38)	(38)

Income from discontinued operations	17	966	17	17

Net earnings	$41,118	$37,906	$39,436	$39,231

Selected Financial Ratios:
Earnings per share from continuing operations:
Basic	$0.94	$0.83	$0.97	$0.97

Diluted	$0.94	$0.83	$0.97	$0.97

Earnings per share from discontinued operations:
Basic	$0.00	$0.02	$0.00	$0.00

Diluted	$0.00	$0.02	$0.00	$0.00

Earnings per share:
Basic	$0.94	$0.85	$0.97	$0.97

Diluted	$0.94	$0.85	$0.97	$0.97

Average basic shares outstanding	43,818,779	44,370,917	40,568,779	40,568,779

Average diluted shares outstanding	43,880,412	44,422,852	40,630,412	40,630,412

Return on average equity—annualized	11.14%	10.37%	16.97%	17.25%

Book value per share	$8.50	$8.34	$7.74	$7.57

(1)	The pro forma financial information reflects the repurchase of 3,250,000 shares at $17.50 and $19.50 per share.
(2)	The balance sheet and income statement data gives effect to the purchase of shares as of the balance sheet date.

(3)	The funds used to purchase shares included existing federal funds sold of $10,000,000, addition to federal funds borrowed of $10,000,000 with the remainder being proceeds from borrowings. The pro forma assumes a November 2, 2005 spot federal funds rate of 3.81% for the federal funds sold, a November 2, 2005 spot federal funds rate of 4.12% for the federal funds borrowed, and a November 1, 2005 effective federal funds rate plus a spread equal to 4.865% for the borrowings. An incremental tax rate of 35% was assumed.
(4)	The costs expected to be incurred with this offer are anticipated to be immaterial. Therefore, no effect has been given in the pro forma.

Pro Forma Capital Ratios. Set forth below are our historical regulatory capital ratios as of September 30, 2005 and our pro forma capital ratios as of the dates presented, assuming the purchase of 3,250,000 shares at the prices indicated. In order to be "well capitalized" under regulatory capital regulations, First Financial must have total risk based, leverage and tier-one capital ratios of 10.0%, 5.0% and 6.0%, respectively.

	As reported 09/30/05	$17.50 09/30/05	$19.50 09/30/05	$17.50 12/31/2004	$19.50 12/31/2004
Total risk-based capital	15.19%	13.02%	12.77%	12.23%	11.99%

Leverage	9.77%	8.25%	8.08%	8.02%	7.85%

Tier I	13.93%	11.77%	11.52%	10.97%	10.73%

Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission’s customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission.

Incorporation by Reference: The rules of the Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us.

SEC Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2005
Quarter ended June 30, 2005
Quarter ended September 30, 2005

Current Reports on Form 8-K	January 24, 2005, January 27, 2005 March 8, 2005, March 14, 2005 April 21, 2005, April 22, 2005 June 29, 2005, June 30, 2005 July 22, 2005, July 27, 2005 September 21, 2005 and November 2, 2005

Proxy Statement	March 18, 2005

We incorporate by reference into this Offer to Purchase the documents listed above.

You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this document from us or from the Commission’s web site at the Commission’s website described above. You can obtain the documents described under “Additional Information About Us” and documents incorporated by reference in this Offer to Purchase from us, without charge, by requesting them in writing or by telephone from Georgeson Shareholder Communications Inc, the Information Agent, 17 State Street, New York, New York 10004, (800) 645-3320, or us at Investor Relations, First Financial Bancorp., 300 High Street, Hamilton, Ohio 45011, (513) 867-5447. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

Section 11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the

Shares.

As of October 28, 2005, we had 42,861,608 of our common shares issued and outstanding shares. The 3,250,000 of our common shares we are offering to purchase pursuant to the tender offer represent approximately 7.58% of the shares outstanding as of October 28, 2005. As of October 28, 2005, our directors and executive officers as a group (18 persons) beneficially owned an aggregate of 1,379,131 of our common shares, representing approximately 3.2% of outstanding shares. Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other shareholders but have advised us that they will not tender any shares in the tender offer.

Furthermore, as of October 28, 2005, First Financial Bank, N.A., our wholly owned subsidiary, held 7,703,818 of our outstanding common shares in its fiduciary capacity under various agreements. We do not know how many shares the bank will tender on behalf of, or at the direction of, its customers. See ownership table below.

The following table shows, as of October 28, 2005, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers. Assuming that we purchase 3,250,000 shares and that no director or executive officer tenders any shares pursuant to the tender offer, then after the tender offer, the directors and executive officers as a group will beneficially own approximately 3.5% of the outstanding shares. The business address of each of our directors and executive officers is 300 High Street, Hamilton, Ohio 45011.

Name	Title	Number of Shares of Common Shares Beneficially Owned(1)(2)(3)		Percent of Class(9)
Donald M. Cisle	Director	260,088	(4)
Claude E. Davis	President, CEO, Director	106,800
Corinne R. Finnerty	Director	48,110	(5)
Elizabeth E. Fontaine	Controller	27,355	(6)
James C. Garland	Director	27,941
Gregory A. Gehlmann	Senior Vice President, General Counsel and Secretary	2,300
J. Franklin Hall	Senior Vice President, Chief Financial Officer	43,512
Rex A. Hockemeyer	Senior Vice President, Information Technology	62,683
Mark W. Immelt	President, First Financial Wealth Resource Group	146,993
Murph Knapke	Director	31,544
William J. Kramer	Director	1,881
Bruce E. Leep	Chairman, Director	331,258	(7)
C. Douglas Lefferson	Executive Vice President, Chief Operating Officer	94,260
C. Thomas Murrell, III	Senior Vice President & Chief Credit Officer	51,355
Richard E. Olszewski	Director	5,060
Barry S. Porter	Director	43,816
Steve C. Posey	Director	78,872
Susan L. Purkrabek-Knust	Director	2,634	(8)
All executive officers, directors and nominees as a group (18 persons)		1,379,131		3.2%

(1)	Fractional shares are rounded to the nearest whole number.
(2)	Includes shares subject to outstanding options which are exercisable by such individuals within 60 days as follows: Mr. Cisle 29,716 shares, Mr. Davis 50,000 shares, Ms. Finnerty 23,521 shares, Ms. Fontaine 15,343 shares, Mr. Garland 17,326 shares, Mr. Gehlmann 0 shares, Mr. Hall 29,522 shares, Mr. Hockemeyer 37,911 shares, Mr. Immelt 98,481 shares, Mr. Knapke 17,326 shares, Mr. Kramer 0 shares, Mr. Leep 17,326 shares, Mr. Lefferson 53,710 shares, Mr. Murrell 30,000 shares, Mr. Olszewski 0 shares, Mr. Porter 23,521 shares, Mr. Posey 23,521 shares, Ms. Purkrabek-Knust 0 shares, and all executive officers and directors as a group 467,224 shares.
(3)	Includes restricted shares held by such individuals as follows: Mr. Cisle 0 shares, Mr. Davis 34,300 shares, Ms. Finnerty 0 shares, Ms. Fontaine 0 shares, Mr. Garland 0 shares, Mr. Gehlmann 2,300 shares, Mr. Hall 9,731 shares, Mr. Hockmeyer 10,320 shares, Mr. Immelt 16,194 shares, Mr. Knapke 0 shares, Mr. Kramer 0 shares, Mr. Leep 0 shares, Mr. Lefferson 16,251 shares, Mr. Murrell 12,376 shares, Mr. Olszewski 0 shares, Mr. Porter 0 shares, Mr. Posey 0 shares, Ms. Purkrabek-Knust 0 shares, and all executive officers and directors as a group 101,472 shares. Dividends are paid on the restricted stock reported herein.
(4)	Of these shares, 458,850 are owned by Seward-Murphy Inc. Of the shares owned by Seward-Murphy Inc., Mr. Cisle has sole voting and investment power for 213,203 shares and shared voting power for 245,297 shares. Mr. Cisle shares voting and investment power for 704 shares held either jointly with his wife or solely in his wife’s name.

(5)	Ms. Finnerty shares voting and investment power for 20,086 of these shares which are held jointly with her husband.
(6)	Ms. Fontaine shares voting and investment power for 265 of these shares which are held jointly with her husband.
(7)	Of these shares, 151,103 are held solely in the name of Mr. Leep’s wife. Mr. Leep shares voting and investment power for 73 of these shares which are held jointly with his wife.
(8)	Ms. Purkrabek-Knust shares voting and investment power for 1,298 shares which are held by K.P. Properties of Ohio LLC, of which Ms. Purkrabek-Knust and her husband are the only two members.
(9)	Percentages of class are listed only for those owning one (1%) percent or more.

The following table provides information as of October 28, 2005 about the persons known to us to be the beneficial owners of more than 5% of our outstanding common shares. A person may be considered to beneficially own any common shares over which he or she has, directly or indirectly, sole or shared voting or vesting power. Information is based on filings made by these entities with the SEC or our internal records.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares	Percent of Class
First Financial Bank, National Association(1) 300 High Street Hamilton, Ohio 45012-0476	7,703,818	17.97%
Cincinnati Financial Corporation(2) 6200 South Gilmore Road Cincinnati, Ohio 45214	2,556,230	5.87%

(1)	These shares are held by First Financial Bank, National Association (the “Trustee”), in its fiduciary capacity under various agreements. The Trustee has advised us that it has sole investment power for 2,995,695 shares, shared investment power for 4,334,196 shares, and no investment authority for 373,927 shares. Included in the foregoing shares are 518,249 common shares that are beneficially owned by certain directors and executive officers and are reported in the above table showing shareholdings of directors and executive officers.
(2)	Based upon its most recent filing with the SEC, Cincinnati Financial Corporation reports that it has sole voting power for 2,465,644 shares, shared voting for 90,586 shares, sole investment power for 2,465,644 shares and shared investment power for 90,586 shares.

Recent Securities Transactions. Neither First Financial Bancorp, any subsidiary of First Financial Bancorp nor, to the best of our knowledge, any of First Financial Bancorp’s directors and executive officers, nor any affiliate of any of the foregoing, had any transactions involving our shares during the 60 days prior to the date hereof except for the following transactions:

Name	Date of Transaction	Nature of Transaction(1)	Number of Shares	Price
First Financial	Each business day between September 3 and November 1, 2005	Repurchase of outstanding shares pursuant to repurchase program(2) in open market transactions	6,000 per business day/Total 234,000 shares	Ranging from $17.600 per share to $18.902

Director Fee Stock Plan Trustee(3)	October 10, 2005	Trust purchases of shares for directors in payment of director fees pursuant to the Director Fee Stock Plan in open market transactions	1,618	(3)

George VandeWerken Senior VP-Community & Associate Development, First Financial Bank, N.A.(4)	November 2, 2005	Gift to charity sold in open market transaction by the charity	1,000	$19.10

(1)	None of the individuals borrowed or otherwise obtained funds for the purpose of acquiring or holding securities of First Financial Bancorp.
(2)	Repurchases have been suspended until at least 10 days following the termination of the Offer to Purchase.
(3)	Includes part of the annual retainer fee that the directors have elected to have paid in common shares pursuant to the Director Fee Stock Plan: Mr. Cisle 178 shares @ $17.95, Ms. Finnerty 178 shares @ $17.95, Mr. Garland 178 shares @ $17.95, Mr. Knapke 178 shares @ $17.95, Mr. Kramer 138 shares @ $17.95, Mr. Leep 138 shares @ $17.95, Mr. Olszewski 138 shares @ $17.95, Mr. Porter 178 shares @ $17.95, Mr. Posey 203 shares @ $17.95 and Ms. Purkrabek-Knust 111 shares @ $17.95.
(4)	Shares were previously held in two living trusts (500 shares each) with Mr. VandeWerken and his spouse as beneficiaries of their individual trusts. The shares were gifted to, and sold by, a non-affiliated charitable foundation pursuant to a doner advised fund on the date indicated above.

Stock-Based Plans. Our executive officers and directors currently hold options issued under our various stock option plans that give them the right to purchase our common shares at prices established on the date the options were granted. In addition, our executive officers participate in our Thrift Plan and our long-term incentive programs, certain of our directors participate in a Director Fee Stock Plan, and our directors and executive officers participate in our Dividend Reinvestment and Share Purchase Plan.

Stock Options and Restricted Stock. Information about the number of presently-exercisable options and restricted stock grants held by our directors and executive officers under our Stock Incentive Plans is included in the beneficial ownership table at the beginning of this Section 11. Generally, stock options and restricted stock under these plans are granted by the Compensation Committee, a committee of our Board of Directors. The option exercise price is payable in cash, or by surrender of common shares acquired at least six months prior to the option exercise date and having a fair market value on the date of the exercise equal to part or all of the option exercise price, or by such other payment method as the Compensation Committee may prescribe. Generally, no award or right granted to any person is assignable or transferable other than by will or by laws of descent and distribution. In the event of a change of control (as defined in the Stock Incentive Plans), previously granted options will be cashed out or replaced by an equivalent substituted option or right relating to the stock of the successor entity or its parent. Generally, if a grantee’s service is terminated without cause, or by the grantee for good reason following a change of control and prior to the close of the employment term provided in any applicable employment agreement, the grantee’s options will become and remain exercisable for the remainder of their terms. In addition, if at any time within one year after the date on which a grantee exercises an option, the grantee is terminated for cause or engages in any activity which is deliberate and which results and is intended to result in demonstrable material harm to First Financial or any of its subsidiaries, then the grantee must repay any gain realized by the grantee on the option exercise.

Director Fees. Pursuant to the Company’s Director Fee Stock Plan, directors may elect to have all or any part of their annual retainer fee paid in our common shares.

Thrift Plan. Our Thrift Plan is a voluntary savings plan for eligible employees which qualifies under Section 401(k) of the Internal Revenue Code. Our executive officers, like our other employees, can participate in this plan by designating a portion of their compensation to be contributed to the plan. We then match employee contributions in uniform amounts or percentages determined annually. Our employees can elect to invest their contributions in, among other things, our common shares, which are purchased by the plan’s trustee in the market.

DRIP. All of our shareholders (including our directors and executive officers) are eligible to participate in our Dividend Reinvestment and Share Purchase Plan. Participants in the plan automatically have their cash dividends reinvested in our common shares purchased in the open market at the prevailing price of the shares. The full amount of each cash dividend is invested, even if fractional shares are required to be purchased. The plan also permits a participant to purchase between $100 and $5,000 of additional common shares each quarter for cash. These additional shares are also purchased in the open market at the prevailing price of the shares. First Financial pays all service charges and brokerage fees associated with the purchase of shares under the plan.

Shareholder Rights Agreement. Each common share of the Company issued includes one Right issued under the Rights Agreement dated November 23, 1993, as amended. Under the Rights Agreement, the Rights will actually be distributed only if one or more certain designated actions involving the Company common shares occurs. In the event of such a distribution, each Right would entitle the holder to purchase, at an exercise price as set forth in the Rights Agreement, a share or shares of the Company. In addition, upon the occurrence of certain other events, each Right holder would be entitled to receive common stock of any acquiring company worth two times the exercise price of the Right. Rights are not exercisable until distributed, and all rights will expire at the close of business on December 6, 2008, unless earlier redeemed by the Company.

Additional information regarding all of the above plans and option grants under those plans, as well as information regarding employment agreements with our executive officers and agreements providing supplemental retirement benefits to certain executive officers, is included in our documents filed with the SEC that are incorporated in this Offer to Purchase by reference. See “Incorporation by Reference” above in Section 10.

Agreements, Arrangements or Understandings.

Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 12. Legal Matters; Regulatory Approvals.

Legal Matters. We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter.

There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to conditions. See Section 7.

Bank Regulatory Matters. As a registered bank holding company, First Financial Bancorp. is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Because we are (and upon completion of the Offer to Purchase we expect that we will remain) “well-capitalized” and “well-managed,” as those terms are defined by the Federal Reserve Board, and not subject to any unresolved supervisory issues, we are not required to file a notification with the Federal Reserve Board, or obtain its approval, in order to complete the proposed tender offer.

The Bank Holding Company Act of 1956 and the Change in Bank Control Act each govern acquisition of control of bank holding companies. As a general matter, a person may not acquire control of a bank holding company such as First Financial without the prior approval of the Federal Reserve Board. If, as a result of the offer, any shareholder becomes the beneficial owner of more than 10% of our common shares, such shareholder may be required to reduce its ownership interest in First Financial or obtain regulatory approval to continue to own more than 10%. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder’s own legal counsel with respect to the consequences to the shareholder of the tender offer.

A significant portion of our revenues result from dividends paid to us by our banking subsidiary. Both we and the banking subsidiary are subject to laws and regulations that limit the payment of dividends, including requirements to maintain capital at or above regulatory minimums. Various statutory and regulatory provisions limit the amount of dividends our bank can pay without regulatory approval. In addition, the Federal Deposit Insurance Act prohibits insured depositary institutions such as our banking subsidiary from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become undercapitalized as defined in the statute. We do not expect that any of these laws, regulations or policies will materially affect our ability to fund this offer.

Section 13. United States Federal Income Tax Consequences.

The following describes the material United States federal income tax consequences relevant to the tender offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold shares as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of options, the vesting of restricted shares or shares held by the plan administrator of Thrift Plan or DRIP). This discussion does not address the state, local or foreign tax consequences of participating in the tender offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

As used herein, a “Holder” means a beneficial holder of shares that is a citizen or resident of the United States, a corporation or a partnership created or organized under the laws of the United States or any State thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Holders of shares who are not United States holders (“foreign shareholders”) should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

Non-Participation in the Tender Offer. Holders of shares who do not participate in the tender offer will not incur any tax liability as a result of the consummation of the tender offer.

Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. A Holder who participates in the tender offer will, depending on such Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of shares for cash if the exchange (i) results in a “complete termination” of all such Holder’s equity interest in us, (ii) results in a “substantially disproportionate” redemption with respect to such Holder or (iii) is “not essentially equivalent to a dividend” with respect to the Holder. In applying the Section 302 tests, a Holder must take account of stock that such Holder constructively owns under attribution rules, pursuant to which the Holder will be treated as owning our stock owned by certain family members (except that in the case of a “termination of interest” a Holder may, under certain circumstances, waive attribution from family members) and related entities and our stock that the Holder has the right to acquire by exercise of an option. If all of a Holder’s shares are acquired, the transaction may qualify as a termination of interest. The only shares we have outstanding are voting common shares. Thus, in our case, an exchange of shares for cash will be a substantially disproportionate redemption with respect to a Holder if the percentage of the then outstanding shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the shares owned by such Holder immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the Holder’s equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend”. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Corporate Holders should consult their tax advisors regarding the tax treatment of any loss on the sale of shares with respect to which they have received an “extraordinary dividend”.

If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such Holder pursuant to the exchange will be treated as a dividend to the extent of the Holder’s allocable portion of our current and accumulated earnings and profits. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends. Such a dividend will be taxed at a maximum rate of 15% in its entirety, without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of federal income tax withholding and backup withholding.

Section 14. Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRnewswire or another comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(l) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the offer. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer and, if an increase in the number of shares being sought exceeds 2% of our outstanding shares and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

Section 15. Fees and Expenses.

We have retained Stifel, Nicolaus & Company, Incorporated to act as the Dealer Manager in connection with the tender offer and to provide financial advisory services in connection with the tender offer. The Dealer Manager will receive reasonable and customary compensation for its services. We have also agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred by them in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws.

Stifel, Nicolaus & Company, Incorporated has rendered brokerage and other services to us in the past and may continue to render such services, for which it has received and may continue to receive customary compensation from us. In the ordinary course of their trading and brokerage activities, Stifel, Nicolaus & Company, Incorporated and its affiliates may hold positions, for their own accounts or for those of their customers, in our securities.

We have retained Georgeson Shareholder Communications Inc. to act as Information Agent and Computershare Trust Company of New York to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. Registrar and Transfer Company has been retained as Debiting Agent with respect to the DRIP. The Information Agent, the Depositary and the Transfer Agent will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us, the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 9 in the Letter of Transmittal.

We expect that the cost of the tender offer, including the services described above and legal, accounting and printing, to be approximately $175,000.

Section 16. Miscellaneous.

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

YOU SHOULD ONLY RELY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF US AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

November 3, 2005.

FIRST FINANCIAL BANCORP.

November 3, 2005

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or such shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

COMPUTERSHARE TRUST COMPANY OF NEW YORK

By Registered, Certified Mail or First Class Mail	By Hand or Courier Delivery	By Facsimile Transmission (for eligible institutions only)

Computershare Trust Company of New York Wall Street Station P. O. Box 1010 New York, NY 10268-1010	Computershare Trust Company of New York Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005	(212) 701-7636 For Confirmation Call: (212) 701-7600

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Information Agent for the Tender Offer is:

Georgeson Shareholder Communications Inc.

17 State Street

New York, New York 10004

Banks and Brokerage Firms Please Call: (212) 440-9800 (Call Collect)

All Others Call Toll Free: (800) 645-3320

and

The Dealer Manager for the Tender Offer is:

Stifel, Nicolaus & Company

Incorporated

501 North Broadway

St. Louis, Missouri 63102

(314) 342-4054